                                                                      Exhibit 11

                       Statement Regarding Computation of
                           Earnings per Common Share


Basic and diluted earnings per share were computed as follows:


                                             Three months ended              Nine months ended
(In thousands, except per share data)           September 30                    September 30
-----------------------------------------------------------------------------------------------------
                                            1999            1998            1999            1998
                                       --------------  --------------  --------------  --------------

Basic earnings per share:
Earnings available for common shares:
   Net income                                  $1,188           1,231           3,546           3,685
   Provision for cash dividends on
      preferred stock                              --              38              --             187
-----------------------------------------------------------------------------------------------------
Net earnings available for common
     shareholders                              $1,188           1,193           3,546           3,498
-----------------------------------------------------------------------------------------------------

Weighted average common shares
     outstanding                                2,397           2,385           2,395           2,378
Basic earnings per share                       $  .50             .50            1.48            1.47
-----------------------------------------------------------------------------------------------------

Diluted earnings per share:
Net earnings available for common
    shares and common stock
    equivalent shares deemed to have
     a dilutive effect                         $1,188           1,193           3,546           3,498
-----------------------------------------------------------------------------------------------------

Weighted average common shares
    outstanding                                 2,397           2,385           2,395           2,378
Additional potentially dilutive
    securities (equivalent in common
    stock):
     Stock options                                 20              65              24              75
-----------------------------------------------------------------------------------------------------
Total                                           2,417           2,450           2,419           2,453
-----------------------------------------------------------------------------------------------------
Diluted earnings per share                     $  .49             .49            1.47            1.43
-----------------------------------------------------------------------------------------------------

The additional potentially dilutive securities calculation for 1999 excludes an average of 43,700 options because the exercise price of the options was greater than the average market price.